Exhibit 10.12

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

[Note that the provisions of this Separation Agreement that are in brackets may or may not apply to the actual Separation Agreement that the Executive is required to sign pursuant to section 3(d)(iii) of the Employment Agreement as a condition to receiving severance and certain other benefits in the event of a Qualifying Termination, depending on the applicability of the bracketed language to the reasons for the Qualifying Termination.]

This Separation Agreement and General Release of Claims (the “Agreement”) is entered into by and between RealD Inc., a Delaware corporation (the “Company”), and Michael V. Lewis (“Executive”) (together “the Parties”).  This Agreement is effective only if it has been executed by each of the Parties and the revocation period has expired without revocation as set forth in Sections 5(c) and (d) below (the “Effective Date”).

WHEREAS, Executive [was/is] an employee of the Company and served as its Chief Executive Officer pursuant to an employment agreement with the Company with an effective date of April 1, 2010 (the “Employment Agreement”);

WHEREAS, the Company and Executive mutually agree that (i) Executive’s employment with the Company [as the Company’s Chief Executive Officer] was terminated [by the Company without Cause] [by Executive for Good Reason] (a “Qualifying Termination”) on [DATE] (the “[Qualifying]Termination Date”), and (ii) that Executive will release the Company and its affiliates from any and all claims as of the [Effective Date] [Qualifying Termination Date];

WHEREAS, [a Change in Control (as defined in the Employment Agreement) occurred on [DATE];] and

WHEREAS, in accordance with the Employment Agreement, a Qualifying Termination of Executive’s employment [as the Company’s Chief Executive Officer] means that Executive is eligible to receive certain separation benefits provided that, among other things, Executive timely complies with the requirements of Section 3(d)(iii) of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.               Qualifying Termination of Employment [as the Company’s Chief Executive Officer].  Executive and the Company acknowledge and agree that Executive’s employment [as the Company’s Chief Executive Officer] with the Company terminated as of the close of business on the [Qualifying]Termination Date without regard to whether Executive signs this Agreement or agrees to the following terms and conditions, and that such termination was treated as a Qualifying Termination by the Company.  As of the [Qualifying]Termination Date, it is mutually agreed that Executive is no longer [the Chief Executive Office] [an employee] [or director] of the Company and no longer holds any positions or offices with the Company [except for his membership on the Company’s Board of Directors].

2.               Separation Benefits.  In consideration for Executive’s general release of all claims set forth below and Executive’s other obligations under this Agreement and in satisfaction of all of the Company’s obligations to Executive and further provided that: (i) this Agreement is signed by Executive and delivered to the Company on or before [DATE], (ii) this Agreement is not revoked by Executive under Section 5 below and therefore becomes effective on or before [DATE], (iii) Executive remains in continuing material compliance with all of the terms of this Agreement, and (iv) the termination of Executive’s employment with the Company [as the Company’s Chief Executive Officer] is treated as a Qualifying Termination by the Company, then the Company agrees to provide (and continue to provide) the separation benefits specified in Section 3(a) below to Executive.

In the event that the Company believes you are not in continuing material compliance with the terms of this Agreement, then the Company shall provide you with written notice of the same and the Company’s intention to terminate the separation benefits specified in Section 3(a) below within ninety (90) days of the date on which the general counsel of the Company or a member of the Board (other than you) first becomes aware of the initial existence of the condition(s) giving rise to such lack of material compliance.  If the Company does not timely provide such notice during the applicable 90 days, then the Company will be deemed to have waived the right to assert any such breach with respect to such condition(s) provided that at least one of such persons with knowledge of the initial existence of the condition(s) remains in service with the Company through the conclusion of the ninety day notice period.  Notwithstanding the foregoing, in the event that the actions or inactions giving rise to such lack of material compliance are reasonably capable of being cured, the Company shall provide you with written notice of the same and the Company’s intention to terminate the separation benefits specified in Section 3(a) below at least twenty (20) days prior to the effective date of the termination of separation benefits.  During such twenty (20) day period, the Company will suspend payment(s) of the separation benefits specified in Section 3(a) below, and if the actions or inactions giving rise to such lack of material compliance are not timely cured, then the Company shall immediately terminate any and all such separation payments and benefits.  In the event that you cure the circumstances giving rise to such lack of material compliance within such twenty (20) day period, the Company shall remove the suspension and continue to provide the separation payments and benefits specified in Section 3(a) below.

3.               Payments, Benefits and Taxes.

(a)          Separation Benefits.  The Company will provide to Executive the payments and benefits specified in Section 3(d)(i) (or Section 3(d)(ii) if a Change in Control is consummated before the 90th day after the [Qualifying]Termination Date) of the Employment Agreement, subject to Section 3(d)(iv) of the Employment Agreement, but in no event will payments be provided under both Sections 3(d)(i) and 3(d)(ii) of the Employment Agreement.  Subject to Section 3(e) below, such payments and benefits will be provided to Executive at the times specified in the Employment Agreement.

(b)         Taxes.  Any tax obligations of Executive and tax liability therefore, including without limitation any penalties or interest based upon such tax obligations, that arise from the benefits and payments made to Executive shall be Executive’s sole responsibility and liability.  All payments or benefits made under this Agreement to Executive shall be subject to applicable tax withholding laws and regulations and Executive shall be required to timely and fully satisfy any such withholding as a condition of receipt of any payments or benefits.  The terms of Section 12 of the Employment Agreement are also applicable to this Agreement and to all payments and benefits provided hereunder.

(c)          WARN Payments.  The payments to Executive hereunder shall be considered as including any and all payments by the Company that could or in fact become payable in connection with the Executive’s termination of employment pursuant to any applicable legal requirements, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN” Act), California Labor Code sections 1400-1408, or any other similar foreign, federal or state law.

(d)         Full Payment.  Except with respect to any “Excluded Claims” (defined below), Executive represents and warrants to the Company that, as of the Effective Date, the payments set forth in Section 3(a) herein constitute all payments or obligations owed by the Company to Executive in connection with any employment, severance, retention, or a change in control plan or arrangement.

(e)          Internal Revenue Code Section 409A.  The terms of Section 14 of the Employment Agreement are also applicable to this Agreement and to all payments and benefits provided hereunder.

4.               Executive’s Representations, Warranties and Covenants.

(a)          Executive reaffirms that he will continue to be bound by, and will continue to comply with, all of the terms and conditions and covenants in Sections 6 and 7 of the Employment Agreement and also all terms and conditions of the Confidentiality Agreement (as such term is defined in the Employment Agreement).

(b)         Executive represents and warrants to the Company that, as of the Effective Date, Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Executive from complying with the provisions hereof, and further certifies that Executive will not enter into any such conflicting agreement.

(c)          Executive represents and warrants to the Company that, as of the Effective Date, Executive has not filed any claim against the Company or its affiliates and has not assigned to any third party any claims against the Company or its affiliates.

(d)         Executive acknowledges that Executive has had the opportunity to fully review this Agreement and, if Executive so chooses, to consult with counsel, and is fully aware of Executive’s rights and obligations under this Agreement.

5.               Executive’s Release of Claims.  In exchange for the Company’s promises set forth herein, all of which are good and valuable consideration, Executive hereby covenants not to sue and releases and forever discharges the Company, its owners, parents, subsidiaries, attorneys, insurers, agents, employees, stockholders, directors, officers, affiliates, predecessors and successors of and from any and all rights, claims, actions, demands, causes of action, obligations, attorneys’ fees, costs, damages, and liabilities of whatever kind or nature, in law or in equity, that Executive may have (whether known or not known) (collectively, “Claims”), accruing to Executive as of the Effective Date, that Executive has ever had, including but not limited to Claims based on and/or arising under Title VII of the Civil Rights Act of 1964, as amended, The Americans with Disabilities Act, The Family Medical Leave Act, The Equal Pay Act, The Employee Retirement Income Security Act, The Fair Labor Standards Act, and/or the California Fair Employment and Housing Act; The California Constitution, The California Government Code, The California Labor Code, The Industrial Welfare Commission’s Orders, the Worker Adjustment and Retraining Notification Act, California Labor Code sections 1400-1408, and any and all other Claims Executive may have under any other federal, state or local Constitution, Statute, Ordinance and/or Regulation; and all other Claims arising under common law including but not limited to tort, express and/or implied contract and/or quasi-contract, arising out of or, in any way, related to Executive’s previous relationship with the Company as an employee, consultant and/or director.  Furthermore, Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Older Workers Benefit Protection Act and Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that this waiver and release is knowing and voluntary.  Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that in accordance with ADEA:

(a)         Executive should consult with an attorney prior to executing this Agreement;

(b)        Executive has at least twenty-one (21) days within which to consider this Agreement;

(c)         Executive has up to seven (7) days following the execution of this Agreement by the Executive to revoke the Agreement by timely providing written notice of revocation to the Company; and

(d)        this Agreement shall not be effective until the revocation period in Section 5(c) has expired without revocation by Executive.

The Company and Executive agree that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding anything to the contrary herein, the Parties agree that Executive is not waiving any Claims he may have that arise from or are incurred in connection with any of the following matters (collectively, the “Excluded Claims”).  (i) the Company’s breach of its obligations under this Agreement or under Section 3(d)(i) and 3(d)(ii) of the Employment Agreement; (ii) claims for indemnification under Section 2802 of the California Labor Code, pursuant to Section 13 of the Employment Agreement, under the Company’s Certificate of Incorporation, Articles of Incorporation or by-laws, pursuant to that certain Indemnification Agreement (as amended from time to time) dated April 10, 2010, and under any insurance policy of the Company or the established policies of the Company or any affiliate thereof expressly providing for such indemnity between Executive and the Company or any affiliate thereof; (iii) claims for any vested benefits under the terms of any of the Company’s pension, profit sharing, health, welfare, stock option, restricted stock, stock incentive, deferred compensation, supplemental compensation and any other welfare, benefit or other plan of the Company; (iv) claims for workers’ compensation benefits; (v) any transactions or agreements entered into, and any occurrences, acts or omissions occurring, after the Effective Date; (vi) claims arising from Executive’s status or capacity as a stockholder of the Company or arising under federal and/or state securities laws; and (vii) claims arising, in Executive’s sole capacity as a stockholder, under the Third Amended and Restated Shareholders Agreement, dated December 24, 2007, and amendments thereto, to which Executive is a party, and under any additional written agreements between the stockholders, including without limitation the Amended and Restated Investors’ Rights Agreement, dated December 24, 2007, as any of such agreements may be amended from time to time.

6.               Civil Code Section 1542.  Executive and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said Code section, agrees to expressly waive any rights Executive may have thereunder (except with respect to Excluded Claims), as well as under any other statute or common law principles of similar effect.

7.               Labor Code Section 206.5.  Upon receipt by Executive of the “Accrued Obligations” (as such term is defined in the Employment Agreement) including all of his salary and unused vacation time, each accrued through the [Qualifying]Termination Date, Executive acknowledges that these payments represent all such monies due to Executive through the [Qualifying] Termination Date.  In light of the payment by the Company of all wages due, or to become due to Executive (excluding any additional amounts payable to Executive under Section 3(d) of the Employment Agreement), California Labor Code Section 206.5 is not applicable to the Parties hereto.  That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

8.               Governing Law.  This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

9.               Assignment.  This Agreement and all rights under this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective owners, agents, officers, stockholders, employees, directors, attorneys, insurers, subsidiaries, parents, affiliates, successors, personal or legal representatives, executors, administrators, heirs, distributes, devisees, legatees, and assigns.  This Agreement is personal in nature, and none of the Parties to this Agreement will, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the rights and obligations of the Company under this Agreement may be assigned (without the consent of the Executive) to an entity which becomes the successor to the Company as the result of a merger or other corporate reorganization or similar transaction or sale of substantially all the assets to a successor which continues the business of the Company or any other subsidiary of the Company.

10.         Notices.  The terms of Section 11 of the Employment Agreement are also applicable to this Agreement.

11.         Integration and Interpretation.  This Agreement, and the surviving provisions of the Employment Agreement, represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior agreements whether written or oral.  The terms of this Agreement have been voluntarily agreed to by Executive and Company, and the language used in this Agreement shall be deemed to be the language chosen to express the mutual intent of the Parties.  This Agreement shall be construed without regard to any presumption or rule requiring construction against Company or Executive, or in favor of the Party receiving a particular benefit under this Agreement.

12.         Modification.  This Agreement may only be amended in a writing signed by Executive and an authorized representative of the Company and which expressly references that this Agreement is being amended.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the party against whom enforcement of the change or modification is sought.  Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof.  Additionally, a waiver by either party or a breach of any promise hereof by the other party will not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

13.         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.         No Representations.  Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither Party has relied upon any representations or statements made by any other Party hereto which are not specifically set forth in this Agreement.  By entering into this Agreement, the Company is not acknowledging or admitting any fault, wrongdoing, or liability on its part in any way.

15.         Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16.         Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)          They have read this Agreement;

(b)         They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)          They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)         They are fully aware of the legal and binding effect of this Agreement.

17.         Execution in Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which when together shall be deemed to constitute the executed original, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of the undersigned.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates shown below.

MICHAEL V. LEWIS	REALD INC.

By:	By:
[NAME/TITLE]

Dated:	Dated: